NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 29% INCREASE IN QUARTERLY
EARNINGS FROM CONTINUING OPERATIONS AND AN
INCREASE IN THE QUARTERLY DIVIDEND OF $.02 TO $.09 PER
SHARE

          TOTOWA, N.J., May 4, 2006 — VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the second quarter ended March 31, 2006.

           Income from continuing operations increased 29% to $7,452,000, for the second quarter of fiscal 2006 compared to $5,768,000 for the second quarter of fiscal 2005. Earnings from continuing operations per diluted share increased 24% to $.57 per share for the second quarter of fiscal 2006 compared to $.46 per share for the second quarter of fiscal 2005. Included in the current quarter’s results was $382,000 of non-cash costs for stock option compensation now required to be reported, effective for all Vital Signs, Inc. reporting periods beginning October 1, 2005, under Financial Accounting Standard No. 123(R). During the second quarter, the Company issued an additional 434,000 shares of common stock pursuant to the public offering made on February 3, 2006.

          Net revenues for the second quarter of fiscal 2006 increased 9.1% to $51,293,000 compared to $47,029,000 in the comparable period last year.

          Following are the net revenues by business segment for the second quarter of fiscal 2006 compared to the second quarter of fiscal 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT

	FOR THE THREE MONTHS ENDED MARCH 31,

	2006	2005	PERCENT CHANGE

Anesthesia	$24,677	$21,567	14.4%
Respiratory/Critical Care	10,960	10,806	1.4%
Sleep	11,632	10,779	7.9%
Pharmaceutical Technology Services	4,024	3,877	3.8%

Net Revenues	$51,293	$47,029	9.1%

          Anesthesia net revenues increased 14.4% due in part to a 33.8% increase in sales of Limb-O™, our patented anesthesia circuit. Respiratory/Critical Care net revenues increased this quarter by 1.4% over the second quarter of fiscal 2005.

          Net revenues in the Sleep business segment (Breas and SSA) increased 7.9% (16.0% excluding the effects of foreign exchange) in the second quarter of fiscal 2006 over the second quarter of 2005. Net revenues at Sleep Services of America (SSA), the Company’s domestic sleep clinic business increased 21.4% over the second quarter of fiscal 2005. At Breas, our European manufacturer of personal ventilators and CPAP devices, the unfavorable effect of foreign exchange offset a 12.4% revenue increase in the second quarter of fiscal 2006 over the second quarter of fiscal 2005. With the introduction of its new product lines, Breas’ gross margins have improved nearly 8% resulting in its return to profitability.

          Sales in the Pharmaceutical Technology Services segment increased 3.8% to approximately $4.0 million resulting from increased services to our existing pharmaceutical customer base and the first sales in our Vital Path group.

          Terry Wall, President and CEO of Vital Signs, commented, “We are pleased by the improved sales performance in our Anesthesia and Sleep segments. In our Sleep segment, SSA continues to grow as planned and Breas is now contributing to earnings.”

          Net revenues for the six months of fiscal 2006 increased 6.8% to $99,023,000 compared to $92,727,000 in the comparable period last year.

           For the six month period ended March 31, 2006 income from continuing operations increased 21.8% to $14,113,000 as compared to $11,591,000 for the comparable fiscal 2005 period. Diluted earnings per share from continuing operations increased 19.6% to $1.10 for the six month period ended March 31, 2006 compared to $0.92 for the six month period ended March 31, 2005.

           Following are the net revenues by business segment for the six months ended March 31, 2006 and 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT

	FOR THE SIX MONTHS ENDED MARCH 31,

	2006	2005	PERCENT CHANGE

Anesthesia	$47,043	$41,696	12.8%
Respiratory/Critical Care	21,505	20,954	2.6%
Sleep	21,807	21,531	1.3%
Pharmaceutical Technology Services	8,668	8,546	1.4%

Net Revenues	$99,023	$92,727	6.8%

          Mr. Wall added: “Our guidance for fully diluted earnings per share from continuing operations for fiscal 2006, remains at between $2.35 and $2.45 per share (excluding the effects of FASB 123(R)), which would be a 14% to 19% increase over fiscal 2005 results. Including the effects of FASB 123(R), and assuming that there are no additional grants of stock options in fiscal 2006, our guidance for fully diluted earnings per share from continuing operations for fiscal 2006 is between $2.28 and $2.38 per share, which would be a 10% to 16% increase over fiscal 2005 results.” Vital Signs believes that excluding the impact of FASB 123(R) is a beneficial disclosure, given the difficulty of comparison between a period in which 123(R) applies and a period in which it does not apply.

          On May 3, 2006 the Board approved an $0.02 increase in the quarterly dividend to $0.09 per share payable on May 31, 2006 to shareholders of record on May 24, 2006.

          All non-historical statements in this press release, including Vital Signs’ guidance with respect to fully diluted earnings per share from continuing operations for fiscal 2006, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2005.

          Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 13485 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or William Craig, CFO (973) 790-1330 http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,

	2006	2005	2006	2005

Gross revenues	$68,181	$61,162	$132,085	$120,991
Rebates	(15,704)	(13,235)	(30,837)	(26,476)
Other deductions	(1,184)	(898)	(2,225)	(1,788)

Net revenues	51,293	47,029	99,023	92,727
Cost of goods sold and services provided	25,232	23,614	48,759	46,603

Gross Profit	26,061	23,415	50,264	46,124

Expenses:
Selling, general and administrative	13,443	12,596	26,166	24,604
Research and development	1,739	1,882	3,397	3,666
Restructuring charge	—	305	—	360
Interest and other (income)/expense, net	(591)	(500)	(1,123)	(721)

Income from continuing operations Before income taxes and minority interest	11,470	9,132	21,824	18,215
Provision for income taxes	3,830	3,245	7,339	6,396

Income from continuing operations before minority interest	7,640	5,887	14,485	11,819
Minority interest	188	119	372	228

Income from continuing operations	7,452	5,768	14,113	11,591
(Loss) Income from discontinued operations, net	16	58	15	(32)

Net income	$7,468	$5,826	$14,128	$11,559

Earnings (loss) per common share:
Basic:
Income per share from continuing operations	$0.58	$0.46	$1.11	$0.93
Discontinued operations	0.00	0.01	0.00	(0.01)

Net earnings	$0.58	$0.47	$1.11	$0.92

Diluted:
Income per share from continuing operations	$0.57	$0.46	$1.10	$0.92
Discontinued operations	0.00	0.00	0.00	(0.01)

Net earnings	$0.57	$0.46	$1.10	$0.91

Basic weighted average number of shares	12,898	12,456	12,743	12,498
Diluted weighted average number of shares	13,001	12,618	12,840	12,655

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands)
	(Unaudited)
	March 31,

	2006	2005

Cash and cash equivalents	$108,254	$74,084
Accounts Receivable	31,086	30,699
Inventory	19,387	18,216
Current Assets	163,714	128,370
Total Assets	$284,872	$243,956

Current Liabilities	$14,918	$16,618
Total Liabilities	14,918	16,618
Shareholders equity	$265,806	$223,938